UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2018

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive
Plainsboro, NJ 08536
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CHANGE IN CONTROL

On December 11, 2018, Integra LifeSciences Holdings Corporation (the “Company”) adopted a change in control severance program (the “Program”) under which Glenn G. Coleman, Corporate Vice President and Chief Financial Officer, Robert T. Davis, Jr., Corporate Vice President, President – Orthopedics and Tissue Technologies, and Dan Reuvers, Corporate Vice President, President – Codman Specialty Surgical are participants (each, an “executive participant”). The Program is effective as of February 1, 2019, and replaces substantially similar individual change in control severance agreements scheduled to expire on January 31, 2019.

The Program provides for the payment of severance and other benefits to the executive participants in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive participant for “good reason,” in either case, on or within two years following a “change in control” of the Company and so long as such change in control occurs by December 31, 2019 (each, as defined in the Program). In the event of a qualifying termination, the Program provides for:

•	a lump sum payment equal to 1.5 times (or 2 times for Mr. Coleman) the sum of the executive participant’s annual base salary and target cash bonus;
•	a lump sum payment equal to a pro rata portion of the executive participant’s target cash bonus for the partial fiscal year in which the termination occurs;
•	Company-subsidized COBRA premium payments for up to eighteen months following the termination date;
•	Company-paid outplacement services for up to twelve months following the termination date; and
•
to the extent the executive participant has not yet received his or her short term annual cash bonus for prior-year performance with the Company, the executive participant shall still receive such short term annual cash bonus for prior-year performance at the time non-terminated employees receive such short term annual cash bonus if such payment is due.

An executive participant’s right to receive the severance payments and benefits described above is subject to the delivery and non-revocation of an effective general release of claims in favor of the Company.

In addition, under the Program, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive participant receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

The term of the Program expires on December 31, 2019, and any extension of the term requires the approval of the Compensation Committee of the Company’s Board of Directors. However, upon the occurrence of a change in control, the term will automatically be extended until the two-year anniversary of the date on which the change in control occurs. In addition, if an executive participant incurs a qualifying termination during the term of the Program, the term automatically will be further extended until each party’s rights and obligations are fully satisfied.

The foregoing description of the Program is not complete and is subject to and qualified in its entirety by the terms of the Program, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) EXHIBITS

10.1 Change in Control Severance Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: December 12, 2018	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
	Title:	Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Change in Control Severance Program